Exhibit 4.2

FIRST AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (the "Amendment") is made and entered into as of the 27th day of July, 2017, by and among P.A.M. TRANSPORT, INC., an Arkansas corporation, whose chief executive office and principal place of business is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770, party of the first part, hereinafter called “Borrower," FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, with its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103, party of the second part, hereinafter called "Bank," P.A.M. TRANSPORTATION SERVICES, INC., a Delaware corporation, whose principal place of business and chief executive office is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770, party of the third part, hereinafter called "Guarantor."

Recitals of Fact

Pursuant to the terms and provisions of that certain Amended and Restated Loan Agreement, bearing date of the 28th day of March, 2016, ("Loan Agreement"), among the Borrower, the Bank, and the Guarantor (hereinafter defined), Bank committed to lend to Borrower an amount not to exceed at any one time outstanding the principal sum of Forty Million Dollars ($40,000,000.00), subject to the Borrowing Base. The Borrower has requested and the Bank has also agreed to extend the Termination Date amend certain other provisions of the Loan Agreement.

NOW, THEREFORE, for and in consideration of the premises, as set forth in the Recitals of Fact, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

Agreements

    To induce the Bank to enter into this Amendment, the Borrower and the Guarantor do hereby absolute and unconditionally, jointly and severally, certify, represent and warrant to the Bank, and covenant and agree with the Bank, that:

    All representations and warranties made by the Borrower or the Guarantor in the Loan Agreement, as amended hereby, and in all other loan documents (all of which are herein sometimes called the "Loan Documents"), are true, correct and complete in all material respects as of the date of this Amendment.

    As of the date hereof and with the execution of this Amendment, there are no existing events, circumstances or conditions which constitute, or would, with the giving of notice, lapse of time, or both, constitute Events of Default.

    There are no existing offsets, defenses or counterclaims to the obligations of the Borrower or the Guarantor as set forth in any Loan Document executed by the Borrower, or the Guarantor, respectively, in connection with the Loan.

    Neither the Borrower nor the Guarantor, has any existing claim for damages against the Bank arising out of or related to the Loan; and, if and to the extent (if any) that the Borrower, or the Guarantor has or may have any such existing claim (whether known or unknown), the Borrower and the Guarantor do hereby forever release and discharge, in all respects, the Bank with respect to such claim.

    The Loan Documents, as amended by this Amendment are valid, genuine, enforceable in accordance with their respective terms, and in full force and effect.

     The definition of "Termination Date," as set forth in Article One of the Loan Agreement, is hereby modified and amended to read as follows:

1.44 "Termination Date" shall mean July 1, 2019, unless such date is extended pursuant to the provisions of Section 10.12 hereof, in which event the extended date shall be the Termination Date.

     All terms and provisions of the Loan Agreement which are inconsistent with the provisions of this Amendment are hereby modified and amended to conform hereto; and, as so modified and amended, the Loan Agreement is hereby ratified, approved and confirmed. Except as otherwise may be expressly provided herein, this Amendment shall become effective as of the date set forth in the initial paragraph hereof.

     All references in all Loan Documents to the Loan Agreement shall, except as the context may otherwise require, be deemed to constitute references to the Loan Agreement as heretofore amended and as further amended hereby.

     The Guarantor does further (a) consent to and approve of all of the terms and provisions of this Amendment insofar as its rights are or may be affected hereby; and (b) acknowledge the continued effectiveness of its Fourth Amended and Restated Guaranty dated March 28, 2016, guaranteeing the principal sum of Forty Million Dollars ($40,000,000.00), plus interest and expenses in accordance with the terms thereof.

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IN WITNESS WHEREOF, Borrower, Guarantor and Bank have caused this Amendment to be executed by their respective officers, duly authorized so to do, on this the day and year first above written.

P.A.M. TRANSPORT, INC.
By:
Daniel H. Cushman, President
BORROWER

P.A.M. TRANSPORTATION SERVICES, INC.
By:
Daniel H. Cushman, President
GUARANTOR

FIRST TENNESSEE BANK NATIONAL
ASSOCIATION
By:
R. Keith Kirby, Senior Vice President
BANK